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                                                                  Exhibit 99

           WINTHROP RESIDENTIAL ASSOCIATES I, A LIMITED PARTNERSHIP
                          FORM 10-QSB MARCH 31, 1997

Supplementary Information Required Pursuant to Section 9.4 of the Partnership
     Agreement

1. Statement of Cash Available for Distribution for the three months ended March 31, 1997:

    Net income                                                     $  56,000
    Add:     Amortization                                              2,000
    Less:    Equity in income of Local Limited Partnership            (2,000)
             Cash to reserves                                        (56,000)
                                                                   ---------
    Cash Available for Distribution                                $       0
                                                                   =========


 2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 1997:


           Entity Receiving                     Form of
             Compensation                    Compensation           Amount
           ----------------                  ------------           ------
   First Winthrop Corporation             Interest on Loans       $   15,000

   WP Management Co., Inc.            Property Management Fees    $    8,000


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